Astoria Financial Corporation Reports Third Quarter and Nine Months Earnings Per Share of $0.12 and $0.58, Respectively

Quarterly Cash Dividend of $0.13 Per Share Declared

LAKE SUCCESS, N.Y., Oct. 19, 2011 /PRNewswire/ -- Astoria Financial Corporation (NYSE: AF) ("Astoria," the "Company"), the holding company for Astoria Federal Savings and Loan Association ("Astoria Federal"), today reported net income of $11.2 million, or $0.12 diluted earnings per share ("diluted EPS"), for the quarter ended September 30, 2011 compared to net income of $21.5 million, or $0.23 diluted EPS, for the quarter ended September 30, 2010. For the nine months ended September 30, 2011, net income totaled $55.4 million, or $0.58 diluted EPS, increases of 11% and 9%, respectively, over net income of $49.9 million, or $0.53 diluted EPS, for the comparable 2010 period. Included in the 2010 nine month period are net charges totaling $3.2 million ($2.1 million, or $0.02 per share, after-tax), which are not routine to our core operations. For further details, please refer to the "Reconciliation of GAAP Measures to Non-GAAP Measures" table included in this release.

Commenting on the 2011 third quarter results, Monte N. Redman, President and Chief Executive Officer of Astoria, stated, "Our financial results for the quarter were negatively impacted by two events: the decrease in average interest-earning assets by almost $400 million from the 2011 second quarter, due in part to the flattening of the U.S. Treasury yield curve which kept residential mortgage prepayment activity at elevated levels, and a non-cash increase of over $3 million in ESOP expense, due to our lower stock price during the third quarter. On a more positive note, the pace of the decline in the balance sheet and loan portfolio has slowed significantly in the third quarter and we expect to see modest growth in the 2011 fourth quarter, accelerating further in 2012."

Financial Highlights

  Low cost savings, money market and checking accounts increased $389.6 million, or 31% annualized, to $5.4 billion, from June 30, 2011 and increased $987.7 million, or 22%, from September 30, 2010.
  Early stage loan delinquencies (30-89 days past due) decreased $18.7 million, or 9%, to $188.5 million, from June 30, 2011 and $63.5 million, or 25%, from September 30, 2010.
  Total past due loans and REO decreased $23.6 million, or 4%, to $619.2 million, from June 30, 2011 and $97.1 million, or 14%, from September 30, 2010.
  The Company's tangible common equity ratio increased to 6.55%, up 9 basis points from June 30, 2011 and 92 basis points from September 30, 2010.
  Astoria Federal's leverage and tangible capital ratios increased to 8.75%, up 14 basis points from June 30, 2011 and 116 basis points from September 30, 2010.
  Astoria Federal's Tier 1 risk-based capital ratio increased to 14.89%, up 41 basis points from June 30, 2011 and 202 basis points from September 30, 2010.
  The residential loan pipeline, excluding our own customer loan refinances, totaled $1.0 billion at September 30, 2011, 28% higher than June 30, 2011
  The multi-family loan pipeline totaled $252.7 million at September 30, 2011 versus no pipeline at June 30, 2011

Board Declares Quarterly Cash Dividend of $0.13 Per Share

The Board of Directors of the Company, at their October 19, 2011 meeting, declared a quarterly cash dividend of $0.13 per common share. The dividend is payable on December 1, 2011 to shareholders of record as of November 15, 2011. This is the sixty-sixth consecutive quarterly cash dividend declared by the Company.

Third Quarter and Nine Months Earnings Summary

Net interest income for the quarter ended September 30, 2011 totaled $90.6 million compared to $95.7 million for the previous quarter and $106.0 million for the 2010 third quarter. For the nine months ended September 30, 2011, net interest income totaled $287.9 million compared to $332.3 million for the comparable 2010 period. The decreases in net interest income are due primarily to decreases in average interest-earning assets of $385.5 million on a linked quarter basis and $2.3 billion for both the year over year quarter and nine month periods and asset yields declining greater than the cost of funds, due to the prolonged low interest rate environment. The net interest margin for the quarter ended September 30, 2011 was 2.27% compared to 2.34% for the previous quarter and 2.32% for the 2010 third quarter. Approximately 2 basis points of the linked quarter decrease is due to one extra day of interest expense in the 2011 third quarter. For the nine months ended September 30, 2011, the net interest margin was 2.34% compared to 2.36% for the comparable 2010 nine month period.

For the quarter ended September 30, 2011, a $10.0 million provision for loan losses was recorded, which was equal to the provision for the previous quarter and 50% lower than the $20.0 million provision recorded for the 2010 third quarter. For the nine months ended September 30, 2011, the provision for loan losses totaled $27.0 million compared to $100.0 million for the comparable 2010 period. Mr. Redman noted, "Despite the improved credit metrics of the loan portfolio, including the noted decline in total loan delinquencies, we felt it prudent, at this time, to maintain our strong allowance for loan losses coverage ratio, which was 1.34% of total loans at September 30, 2011."

Non-interest income for the quarter ended September 30, 2011 totaled $16.5 million compared to $17.0 million for the previous quarter and $18.6 million for the 2010 third quarter. Non-interest income for the nine months ended September 30, 2011 totaled $51.6 million compared to $60.5 million for the comparable 2010 period. The decrease for the nine months ended September 30, 2011 is due to a $6.2 million gain relating to a litigation settlement recorded in 2010, partially offset by a $1.5 million impairment write-down of premises and equipment recorded in 2010, coupled with a decrease of $3.4 million in customer service fees.

General and administrative ("G&A") expense for the quarter ended September 30, 2011 totaled $78.6 million compared to $76.0 million for the previous quarter and $70.9 million for the 2010 third quarter. The linked quarter increase is primarily due to an increase in compensation and benefits expense, primarily a non-cash increase in ESOP expense of over $3 million, due to the lower stock price in the 2011 third quarter, partially offset by lower incentive bonus expense. The quarterly year over year increase is due to a $4.3 million increase in FDIC deposit insurance expense and a $3.5 million increase in compensation and benefits expense, primarily ESOP expense. Mr. Redman stated, "Excluding the increase in the non-cash ESOP expense, G&A expenses remained essentially flat on a linked quarter basis."

For the nine months ended September 30, 2011, G&A expense totaled $224.2 million compared to $215.0 million for the nine months ended September 30, 2010. The increase is due to a $7.8 million increase in FDIC deposit insurance expense, a $7.3 million increase in compensation and benefits expense, primarily ESOP and pension expense, and a $1.8 million increase in advertising expense, partially offset by a $7.9 million litigation settlement expense recorded in 2010.

Balance Sheet Summary

Total assets decreased $143.7 million from June 30, 2011 and $1.1 billion from December 31, 2010 and totaled $17.0 billion at September 30, 2011. The decline is primarily due to a decrease in the loan portfolio. "We believe the decline in the balance sheet has reached an inflection point in the third quarter, evidenced by the smallest quarterly decline in the balance sheet in two years. As previously stated, our expectation for modest loan and balance sheet growth in the 2011 fourth quarter and more significant growth in 2012 is predicated on two factors. The one-to-four family loan pipeline at September 30, 2011, excluding our own customer loan refinances, was $1.0 billion, or 28%, higher than it was at June 30, 2011, which should mitigate the effect of elevated prepayment activity, and the multi-family loan pipeline at September 30, 2011 was $252.7 million and growing, due to the resumption of lending in the 2011 third quarter," Mr. Redman noted.

The one-to-four family portfolio increased $11.4 million from June 30, 2011 to $10.6 billion at September 30, 2011, the first increase in the portfolio in more than two years. For the quarter and nine months ended September 30, 2011, one-to-four family loan originations for portfolio totaled $1.0 billion and $2.4 billion, respectively, compared to $646.7 million and $2.2 billion, respectively, for the comparable 2010 periods. The loan-to-value ratio of the one-to-four family loan production for portfolio for the 2011 third quarter and nine months each averaged approximately 60% at origination and the loan amount averaged approximately $782,000 and $766,000, respectively. One-to-four family loan prepayments for the quarter and nine months ended September 30, 2011 totaled $892.9 million and $2.3 billion, respectively, compared to $848.3 million and $2.3 billion, respectively, for the comparable 2010 periods.

The combined multi-family/commercial real estate ("CRE") portfolio totaled $2.4 billion at September 30, 2011 compared to $2.6 billion at June 30, 2011 and $3.0 billion at December 31, 2010. Multi-family/CRE loan prepayments for the quarter and nine months ended September 30, 2011 totaled $176.1 million and $502.5 million, respectively, compared to $70.1 million and $186.4 million for the comparable 2010 periods.

The securities portfolio increased $61.7 million from June 30, 2011 and totaled $2.5 billion at September 30, 2011. We expect to maintain the securities portfolio at, or slightly higher than, current levels throughout the remainder of the year.

Deposits increased $56.5 million from June 30, 2011 and decreased $331.9 million from December 31, 2010 to $11.3 billion at September 30, 2011. Importantly, low-cost savings, money market and checking account deposits increased $389.6 million, or 31% annualized, from June 30, 2011 and $618.9 million, or 17% annualized, from December 31, 2010. Certificate of deposit ("CD") accounts (including Liquid CDs) decreased $333.1 million from the previous quarter and $950.7 million from December 31, 2010. Notwithstanding the decline in CDs, during the nine months ended September 30, 2011, we extended $606.5 million of CDs for terms of two years or more in an effort to help limit our exposure to future increases in interest rates. At September 30, 2011, our one-year interest rate sensitivity gap was positive 3.22%.

Borrowings decreased $263.9 million from June 30, 2011 and $846.7 million from December 31, 2010 to $4.0 billion at September 30, 2011.

Stockholders' equity totaled $1.3 billion, or 7.57% of total assets, at September 30, 2011. Astoria Federal continues to be designated as well-capitalized with leverage, tangible, risk-based and Tier 1 risk-based capital ratios of 8.75%, 8.75%, 16.18% and 14.89%, respectively, at September 30, 2011.

Asset Quality

Non-performing loans ("NPLs"), including troubled debt restructurings of $36.8 million, totaled $380.0 million, or 2.24% of total assets, at September 30, 2011, an increase of $3.7 million from the previous quarter. One-to-four family NPLs totaled $324.9 million, multi-family/CRE/construction NPLs totaled $49.6 million and consumer and other NPLs totaled $5.5 million, compared to $329.6 million, $41.6 million and $5.2 million, respectively, at June 30, 2011. Of the $324.9 million of one-to-four family NPLs, $258.7 million, or 80%, represent residential loans which, at 180 days delinquent and annually thereafter, were reviewed and charged-off, as needed, to the estimated fair value of the underlying collateral at such time, less estimated selling costs.

The following table illustrates loan migration trends from 30 days delinquent to 90+ days delinquent:

($ in millions)	30-59 Days Past Due	60-89 Days Past Due	Combined 30-89 Days Past Due	Change from Previous Quarter	90 + Days Past Due (NPLs)	Total 30-90+ Days Past Due
At Sept. 30, 2010	$181.6	$ 70.4	$252.0	$(56.4)	$399.6	$651.6
At Dec. 31, 2010	$165.8	$ 54.3	$220.1	$(31.9)	$390.7	$610.8
At March 31, 2011	$155.0	$ 62.2	$217.2	$ (2.9)	$373.8	$591.0
At June 30, 2011	$162.8	$ 44.4	$207.2	$ (10.0)	$376.3	$583.5
At Sept. 30, 2011	$143.8	$ 44.7	$188.5	$ (18.7)	$380.0	$568.5

The table below details, as of September 30, 2011, the ten largest concentrations by state of one-to-four family loans and the respective non-performing loan totals in those states. More comprehensive state details are included in the "One-to-Four Family Residential Loan Portfolio-Geographic Analysis" table included in this release.

($ in millions) State	Total 1-4 Family Loans	% of Total 1-4 Family Loan Portfolio	Total 1-4 Family NPLs	NPLs as % of State Total
New York	$2,994.0	28.3%	$40.6	1.36%
Illinois	$1,286.4	12.2%	$49.5	3.85%
Connecticut	$1,041.1	9.9%	$32.1	3.08%
New Jersey	$ 763.8	7.2%	$56.6	7.41%
Massachusetts	$ 753.6	7.1%	$11.2	1.49%
California	$ 721.9	6.8%	$35.0	4.85%
Virginia	$ 636.9	6.0%	$12.4	1.95%
Maryland	$ 622.2	5.9%	$39.9	6.41%
Washington	$ 309.1	2.9%	$ 2.7	0.87%
Texas	$ 246.4	2.3%	$ 0.0	0.0%
Top 10 States	$ 9,375.4	88.6%	$280.0	2.99%
All other states (1,2)	$ 1,187.0	11.4%	$ 44.9	3.78%
Total 1-4 Family Portfolio	$10,562.4	100%	$324.9	3.08%
(1) Includes 27 states and Washington, D.C. (2) Includes Florida with $203.3 million total loans, of which $23.2 million are non-performing loans.

Net loan charge-offs for the quarter and nine months ended September 30, 2011 totaled $14.4 million and $50.1 million, respectively, down from $24.8 million and $87.8 million, respectively, for the comparable 2010 periods. Included in the 2011 third quarter one-to-four family net loan charge-offs are $13.9 million of charge-offs on $59.7 million of NPLs which, at 180 days delinquent and annually thereafter, were reviewed in the 2011 third quarter and charged-off, as needed, to the estimated fair value of the underlying collateral less estimated selling costs. "While we expect NPL levels will remain elevated for some time, especially in those states requiring judicial foreclosure, it is important to note that the loss potential remaining has been greatly reduced as a result of our having already reviewed, marked down, and charged-off as necessary, 80% of the residential NPLs to their adjusted fair value less estimated selling costs," Mr. Redman noted.

Selected Asset Quality Metrics (at or for the three months ended September 30, 2011, except as noted)
($ in millions)	1-4 Family	Multi- family	CRE	Construction	Consumer & Other	Total
Loan portfolio balance	$10,562.4	$ 1,685.2	$ 692.8	$ 12.9	$ 288.6(1)	$13,319.6 (2)
Non-performing loans	$ 324.9 (3)	$ 34.0	$ 10.9	$ 4.7	$ 5.5	$ 380.0
NPLs/total loans	2.44%	0.26%	0.08%	0.03%	0.04%	2.85%
Net charge-offs 3Q11	$ 14.7	$ 0.0	$ 0.0	$ (0.4)	$ 0.1	$ 14.4
Net charge-offs YTD	$ 41.8	$ 6.7	$ 0.8	$ (0.1)	$ 1.0	$ 50.1 (4)

(1)  Includes home equity loans of $265.3 million

(2)  Includes $77.8 million of net unamortized premiums and deferred loan costs

(3)  Includes $258.7 million, or 80%, of NPLs reviewed and charged-off, as needed, at 180 days delinquent and annually thereafter

(4)  Does not foot due to rounding

Future Outlook

Commenting on the outlook for the fourth quarter and 2012, Mr. Redman stated, "We continue to operate in a challenging environment; economic growth remains weak, unemployment stubbornly remains elevated and home values continue to remain soft. In addition, the implementation of Operation Twist by the Federal Reserve has contributed to a flattening of the U.S. Treasury yield curve, putting further downward pressure on long term interest rates and current mortgage product offerings, as well as increasing mortgage loan prepayments. However, we are optimistic that the increase in our loan pipeline, coupled with the reduction in the expanded conforming loan limits that commenced October 1, 2011 and the resumption of multi-family/commercial real estate lending, should facilitate modest loan and balance sheet growth in the fourth quarter and more robust growth in 2012. With respect to the net interest margin, we expect that, in the current low interest rate environment, with increased loan prepayment activity, the margin for the 2011 fourth quarter will be down slightly from the third quarter and for 2012 may be somewhat lower than the margin for 2011."

Earnings Conference Call October 20, 2011 at 10:00 a.m. (ET)

The Company, as previously announced, indicated that Monte N. Redman, President & CEO will host an earnings conference call Thursday morning, October 20, 2011 at 10:00 a.m. (ET). The toll-free dial-in number is (888) 562-3356, ID# 12289136. A telephone replay will be available on October 20, 2011 from 1:00 p.m. (ET) through midnight October 29, 2011 (ET). The replay number is (800) 585-8367, ID# 12289136. The conference call will also be simultaneously webcast on the Company's website www.astoriafederal.com and archived for one year.

Astoria Financial Corporation, with assets of $17.0 billion, is the holding company for Astoria Federal Savings and Loan Association. Established in 1888, Astoria Federal, with deposits in New York totaling $11.3 billion, is the largest thrift depository in New York and embraces its philosophy of "Putting people first" by providing the customers and local communities it serves with quality financial products and services through 85 convenient banking office locations and multiple delivery channels, including its enhanced website, www.astoriafederal.com. Astoria Federal commands the fourth largest deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau, and Suffolk counties with a population exceeding that of 38 individual states. Astoria Federal originates mortgage loans through its banking and loan production offices in New York, an extensive broker network covering fourteen states, primarily along the East Coast, and the District of Columbia, and through correspondent relationships covering fifteen states and the District of Columbia.

Forward Looking Statements

This document contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by the use of such words as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would," and similar terms and phrases, including references to assumptions.

Forward-looking statements are based on various assumptions and analyses made by us in light of our management's experience and perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins or affect the value of our investments; changes in deposit flows, loan demand or real estate values may adversely affect our business; changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently; general economic conditions, either nationally or locally in some or all areas in which we do business, or conditions in the real estate or securities markets or the banking industry may be less favorable than we currently anticipate; legislative or regulatory changes, including the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, may adversely affect our business; technological changes may be more difficult or expensive than we anticipate; success or consummation of new business initiatives may be more difficult or expensive than we anticipate; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may be determined adverse to us or may delay the occurrence or non-occurrence of events longer than we anticipate. We have no obligation to update any forward-looking statements to reflect events or circumstances after the date of this document.

Tables Follow

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In Thousands, Except Share Data)
	At	At
	September 30,	December 31,
	2011	2010
ASSETS
Cash and due from banks	$110,886	$67,476
Repurchase agreements	-	51,540
Securities available-for-sale	402,023	561,953
Securities held-to-maturity
(fair value of $2,135,140 and $2,042,110, respectively)	2,075,029	2,003,784
Federal Home Loan Bank of New York stock, at cost	126,759	149,174
Loans held-for-sale, net	13,957	44,870
Loans receivable:
Mortgage loans, net	13,029,240	13,911,200
Consumer and other loans, net	290,337	311,847
	13,319,577	14,223,047
Allowance for loan losses	(178,351)	(201,499)
Total loans receivable, net	13,141,226	14,021,548
Mortgage servicing rights, net	8,254	9,204
Accrued interest receivable	48,227	55,492
Premises and equipment, net	120,373	133,362
Goodwill	185,151	185,151
Bank owned life insurance	408,614	410,418
Real estate owned, net	50,762	63,782
Other assets	285,387	331,515

TOTAL ASSETS	$16,976,648	$18,089,269

LIABILITIES
Deposits	$11,267,147	$11,599,000
Reverse repurchase agreements	1,700,000	2,100,000
Federal Home Loan Bank of New York advances	1,944,000	2,391,000
Other borrowings, net	378,481	378,204
Mortgage escrow funds	132,622	109,374
Accrued expenses and other liabilities	269,853	269,911

TOTAL LIABILITIES	15,692,103	16,847,489

STOCKHOLDERS' EQUITY
Preferred stock, $1.00 par value; (5,000,000 shares authorized;
none issued and outstanding)	-	-
Common stock, $.01 par value; (200,000,000 shares authorized;
166,494,888 shares issued; and 98,537,391 and 97,877,469 shares outstanding, respectively)	1,665	1,665
Additional paid-in capital	871,153	864,744
Retained earnings	1,862,215	1,848,095
Treasury stock (67,957,497 and 68,617,419 shares, at cost, respectively)	(1,404,318)	(1,417,956)
Accumulated other comprehensive loss	(36,990)	(42,161)
Unallocated common stock held by ESOP
(2,505,716 and 3,441,130 shares, respectively)	(9,180)	(12,607)

TOTAL STOCKHOLDERS' EQUITY	1,284,545	1,241,780

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$16,976,648	$18,089,269

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Share Data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Interest income:
One-to-four family mortgage loans	$105,769	$130,936	$332,314	$408,640
Multi-family, commercial real estate and construction mortgage loans	39,338	48,446	124,915	149,169
Consumer and other loans	2,461	2,656	7,477	7,975
Mortgage-backed and other securities	19,670	25,336	63,432	86,319
Repurchase agreements and interest-earning cash accounts	54	188	221	257
Federal Home Loan Bank of New York stock	1,432	1,999	5,386	6,416
Total interest income	168,724	209,561	533,745	658,776
Interest expense:
Deposits	33,486	46,144	106,156	149,182
Borrowings	44,594	57,392	139,694	177,268
Total interest expense	78,080	103,536	245,850	326,450

Net interest income	90,644	106,025	287,895	332,326
Provision for loan losses	10,000	20,000	27,000	100,000
Net interest income after provision for loan losses	80,644	86,025	260,895	232,326
Non-interest income:
Customer service fees	11,867	12,463	35,696	39,128
Other loan fees	637	974	2,374	2,546
Mortgage banking income, net	40	631	2,843	2,788
Income from bank owned life insurance	2,738	2,383	7,602	6,735
Other	1,260	2,161	3,110	9,279
Total non-interest income	16,542	18,612	51,625	60,476
Non-interest expense:
General and administrative:
Compensation and benefits	39,496	35,999	113,197	105,884
Occupancy, equipment and systems	16,178	16,506	48,667	49,592
Federal deposit insurance premiums	10,837	6,509	27,529	19,722
Advertising	2,623	1,743	6,356	4,557
Other	9,462	10,147	28,420	35,236

Total non-interest expense	78,596	70,904	224,169	214,991

Income before income tax expense	18,590	33,733	88,351	77,811
Income tax expense	7,374	12,282	32,906	27,888

Net income	$11,216	$21,451	$55,445	$49,923

Basic earnings per common share	$0.12	$0.23	$0.58	$0.53

Diluted earnings per common share	$0.12	$0.23	$0.58	$0.53

Basic weighted average common shares	93,338,310	91,863,115	93,009,518	91,650,000
Diluted weighted average common and common
equivalent shares	93,338,310	91,863,115	93,009,518	91,650,045

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCE SHEETS
(Dollars in Thousands)

	For the Three Months Ended September 30,
		2011			2010
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
			(Annualized)			(Annualized)
Assets:
Interest-earning assets:
Mortgage loans (1):
One-to-four family	$10,604,853	$105,769	3.99%	$11,678,392	$130,936	4.48%
Multi-family, commercial real
estate and construction	2,515,957	39,338	6.25	3,201,711	48,446	6.05
Consumer and other loans (1)	293,238	2,461	3.36	323,916	2,656	3.28
Total loans	13,414,048	147,568	4.40	15,204,019	182,038	4.79
Mortgage-backed and other securities (2)	2,344,816	19,670	3.36	2,555,951	25,336	3.97
Repurchase agreements and
interest-earning cash accounts	115,228	54	0.19	332,171	188	0.23
Federal Home Loan Bank stock	128,664	1,432	4.45	174,220	1,999	4.59
Total interest-earning assets	16,002,756	168,724	4.22	18,266,361	209,561	4.59
Goodwill	185,151			185,151
Other non-interest-earning assets	925,222			888,925
Total assets	$17,113,129			$19,340,437

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Savings	$2,799,738	2,316	0.33	$2,407,180	2,448	0.41
Money market	646,966	1,491	0.92	342,453	385	0.45
NOW and demand deposit	1,804,760	301	0.07	1,686,109	279	0.07
Liquid certificates of deposit	328,426	193	0.24	585,814	689	0.47
Total core deposits	5,579,890	4,301	0.31	5,021,556	3,801	0.30
Certificates of deposit	5,623,449	29,185	2.08	7,155,096	42,343	2.37
Total deposits	11,203,339	33,486	1.20	12,176,652	46,144	1.52
Borrowings	4,210,625	44,594	4.24	5,527,188	57,392	4.15
Total interest-bearing liabilities	15,413,964	78,080	2.03	17,703,840	103,536	2.34
Non-interest-bearing liabilities	421,604			405,907
Total liabilities	15,835,568			18,109,747
Stockholders' equity	1,277,561			1,230,690
Total liabilities and stockholders' equity	$17,113,129			$19,340,437

Net interest income/net interest
rate spread (3)		$90,644	2.19%		$106,025	2.25%
Net interest-earning assets/net
interest margin (4)	$588,792		2.27%	$562,521		2.32%
Ratio of interest-earning assets
to interest-bearing liabilities	1.04x			1.03x

(1) Mortgage loans and consumer and other loans include loans held-for-sale and non-performing loans and exclude the allowance for loan losses.
(2) Securities available-for-sale are included at average amortized cost.
(3) Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average interest-earning assets.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCE SHEETS
(Dollars in Thousands)

	For the Nine Months Ended September 30,
		2011			2010
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
			(Annualized)			(Annualized)
Assets:
Interest-earning assets:
Mortgage loans (1):
One-to-four family	$10,701,179	$332,314	4.14%	$11,856,597	$408,640	4.60%
Multi-family, commercial real
estate and construction	2,694,186	124,915	6.18	3,319,318	149,169	5.99
Consumer and other loans (1)	300,502	7,477	3.32	328,264	7,975	3.24
Total loans	13,695,867	464,706	4.52	15,504,179	565,784	4.87
Mortgage-backed and other securities (2)	2,441,661	63,432	3.46	2,897,654	86,319	3.97
Repurchase agreements and
interest-earning cash accounts	153,312	221	0.19	181,366	257	0.19
Federal Home Loan Bank stock	134,549	5,386	5.34	177,246	6,416	4.83
Total interest-earning assets	16,425,389	533,745	4.33	18,760,445	658,776	4.68
Goodwill	185,151			185,151
Other non-interest-earning assets	908,537			879,392
Total assets	$17,519,077			$19,824,988

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Savings	$2,770,622	7,812	0.38	$2,324,727	7,023	0.40
Money market	476,046	2,370	0.66	336,482	1,117	0.44
NOW and demand deposit	1,787,848	872	0.07	1,662,287	807	0.06
Liquid certificates of deposit	384,259	699	0.24	626,625	2,281	0.49
Total core deposits	5,418,775	11,753	0.29	4,950,121	11,228	0.30
Certificates of deposit	5,933,823	94,403	2.12	7,507,295	137,954	2.45
Total deposits	11,352,598	106,156	1.25	12,457,416	149,182	1.60
Borrowings	4,484,543	139,694	4.15	5,730,714	177,268	4.12
Total interest-bearing liabilities	15,837,141	245,850	2.07	18,188,130	326,450	2.39
Non-interest-bearing liabilities	417,391			416,514
Total liabilities	16,254,532			18,604,644
Stockholders' equity	1,264,545			1,220,344
Total liabilities and stockholders' equity	$17,519,077			$19,824,988

Net interest income/net interest
rate spread (3)		$287,895	2.26%		$332,326	2.29%
Net interest-earning assets/net
interest margin (4)	$588,248		2.34%	$572,315		2.36%
Ratio of interest-earning assets
to interest-bearing liabilities	1.04x			1.03x

(1) Mortgage loans and consumer and other loans include loans held-for-sale and non-performing loans and exclude the allowance for loan losses.
(2) Securities available-for-sale are included at average amortized cost.
(3) Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average interest-earning assets.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

SELECTED FINANCIAL RATIOS AND OTHER DATA

	For the		At or For the
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Selected Returns and Financial Ratios (annualized)
Return on average stockholders' equity	3.51%	6.97%	5.85%	5.45%
Return on average tangible stockholders' equity (1)	4.11	8.21	6.85	6.43
Return on average assets	0.26	0.44	0.42	0.34
General and administrative expense to average assets	1.84	1.47	1.71	1.45
Efficiency ratio (2)	73.33	56.89	66.03	54.73
Net interest rate spread	2.19	2.25	2.26	2.29
Net interest margin	2.27	2.32	2.34	2.36

Selected Non-GAAP Returns and Financial Ratios (annualized) (3)
Non-GAAP return on average stockholders' equity			5.85%	5.68%
Non-GAAP return on average tangible stockholders' equity (1)			6.85	6.70
Non-GAAP return on average assets			0.42	0.35
Non-GAAP general and administrative expense to average assets			1.71	1.39
Non-GAAP efficiency ratio (2)			66.03	53.36

Asset Quality Data (dollars in thousands)
Non-performing assets (4)			$430,745	$464,383
Non-performing loans (4)			379,983	399,620
Loans delinquent 90 days or more and still accruing interest			1,006	619
Non-accrual loans			378,977	399,001
Loans 60-89 days delinquent			44,723	70,359
Loans 30-59 days delinquent			143,776	181,631
Net charge-offs	$14,366	$24,768	50,148	87,818

Non-performing loans/total loans			2.85%	2.68%
Non-performing loans/total assets			2.24	2.11
Non-performing assets/total assets			2.54	2.45
Allowance for loan losses/non-performing loans			46.94	51.61
Allowance for loan losses/non-accrual loans			47.06	51.69
Allowance for loan losses/total loans			1.34	1.38
Net charge-offs to average loans outstanding (annualized)	0.43%	0.65%	0.49	0.76

Capital Ratios (Astoria Federal)
Tangible			8.75%	7.59%
Leverage			8.75	7.59
Risk-based			16.18	14.13
Tier 1 risk-based			14.89	12.87

Other Data
Cash dividends paid per common share	$0.13	$0.13	$0.39	$0.39
Book value per share (5)			13.38	13.18
Tangible book value per share (6)			11.45	11.22
Tangible common stockholders' equity/tangible assets (1) (7)			6.55%	5.63%
Mortgage loans serviced for others (in thousands)			$1,449,781	$1,421,223
Full time equivalent employees			1,604	1,573

(1) Tangible stockholders' equity represents stockholders' equity less goodwill.
(2) Efficiency ratio represents general and administrative expense divided by the sum of net interest income plus non-interest income.

 (3) See the "Reconciliation of GAAP Measures to Non-GAAP Measures" table included in this release for a reconciliation of GAAP measures to non-GAAP measures for the nine months ended September 30, 2010.

 (4) Non-performing assets and non-performing loans include, but are not limited to, one-to-four family mortgage loans which at 180 days past due and annually thereafter we obtained an estimate of collateral value and charged-off any portion of the loan in excess of the estimated collateral value less estimated selling costs.

(5) Book value per share represents stockholders' equity divided by outstanding shares, excluding unallocated Employee Stock Ownership Plan, or ESOP, shares.
(6) Tangible book value per share represents stockholders' equity less goodwill divided by outstanding shares, excluding unallocated ESOP shares.
(7) Tangible assets represent assets less goodwill.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

END OF PERIOD BALANCES AND RATES
(Dollars in Thousands)

	At September 30, 2011		At June 30, 2011		At September 30, 2010
		Weighted		Weighted		Weighted
		Average		Average		Average
	Balance	Rate (1)	Balance	Rate (1)	Balance	Rate (1)
Selected interest-earning assets:
Mortgage loans, gross (2):
One-to-four family	$10,237,483	4.34%	$10,221,438	4.50%	$11,023,120	4.87%
Multi-family, commercial real estate
and construction	2,341,280	6.05	2,542,053	6.06	3,069,335	6.04
Mortgage-backed and other securities (3)	2,477,052	3.65	2,415,376	3.73	2,591,203	4.00

Interest-bearing liabilities:
Savings	2,760,922	0.25	2,838,239	0.40	2,435,287	0.40
Money market	864,253	0.94	397,148	0.46	349,883	0.45
NOW and demand deposit	1,809,662	0.06	1,809,863	0.06	1,662,000	0.06
Liquid certificates of deposit	301,221	0.19	363,393	0.25	546,626	0.38
Total core deposits	5,736,058	0.29	5,408,643	0.28	4,993,796	0.29
Certificates of deposit	5,531,089	2.05	5,801,977	2.09	7,113,490	2.33
Total deposits	11,267,147	1.15	11,210,620	1.22	12,107,286	1.49
Borrowings, net	4,022,481	4.14	4,286,389	4.20	5,213,111	4.12

(1) Weighted average rates represent stated or coupon interest rates excluding the effect of yield adjustments for premiums, discounts and deferred loan origination fees and costs and the impact of prepayment penalties.
(2) Mortgage loans exclude loans held-for-sale and non-performing loans.
(3) Securities available-for-sale are reported at fair value and securities held-to-maturity are reported at amortized cost.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES
(In Thousands, Except Per Share Data)

Income and expense and related financial ratios determined in accordance with GAAP (GAAP measures) excluding the adjustments detailed in the following table (non-GAAP measures) provide a meaningful comparison for effectively evaluating Astoria's operating results.

	For the Nine Months Ended
	September 30, 2010
	GAAP	Adjustments (1)	Non-GAAP

Net interest income	$332,326	$ -	$332,326
Provision for loan losses	100,000	-	100,000
Net interest income after provision for loan losses	232,326	-	232,326
Non-interest income	60,476	(4,635)	55,841
Non-interest expense (general and administrative expense)	214,991	(7,850)	207,141
Income before income tax expense	77,811	3,215	81,026
Income tax expense	27,888	1,133	29,021
Net income	$ 49,923	$ 2,082	$ 52,005
Basic earnings per common share	$0.53	$0.02	$0.55
Diluted earnings per common share	$0.53	$0.02	$0.55

Non-GAAP returns are calculated substituting non-GAAP net income for net income in the corresponding ratio calculation, while the non-GAAP general and administrative expense to average assets ratio substitutes non-GAAP general and administrative expense (non-GAAP non-interest expense) for general and administrative expense (non-interest expense) in the corresponding ratio calculation.  Similarly, the non-GAAP efficiency ratio substitutes non-GAAP non-interest income and non-GAAP general and administrative expense for non-interest income and general and administrative expense in the corresponding ratio calculation.

(1) Non-interest income adjustment relates to the $6.2 million goodwill litigation settlement, partially offset by the $1.5 million impairment write-down of premises and equipment, recorded in the 2010 second quarter.  Non-interest expense adjustment relates to the McAnaney litigation settlement recorded in the 2010 second quarter.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

One-to-Four Family Residential Loan Portfolio - Geographic Analysis
(Dollars in millions)
	At September 30, 2011
			Non-performing loans
State	Total loans	Non-performing loans	as % of total loans
New York
Full Income	$2,722.0	$18.7	0.69%
Alt A < 70% LTV	$211.7	$12.1	5.72%
Alt A 70%-80% LTV	$60.3	$9.8	16.25%
State Total	$2,994.0	$40.6	1.36%

Illinois
Full Income	$1,073.0	$20.0	1.86%
Alt A < 70% LTV	$109.4	$12.5	11.43%
Alt A 70%-80% LTV	$104.0	$17.0	16.35%
State Total	$1,286.4	$49.5	3.85%

Connecticut
Full Income	$892.2	$14.0	1.57%
Alt A < 70% LTV	$102.9	$12.0	11.66%
Alt A 70%-80% LTV	$46.0	$6.1	13.26%
State Total	$1,041.1	$32.1	3.08%

New Jersey
Full Income	$604.9	$26.7	4.41%
Alt A < 70% LTV	$80.2	$9.9	12.34%
Alt A 70%-80% LTV	$78.7	$20.0	25.41%
State Total	$763.8	$56.6	7.41%

Massachusetts
Full Income	$666.2	$5.8	0.87%
Alt A < 70% LTV	$61.6	$2.8	4.55%
Alt A 70%-80% LTV	$25.8	$2.6	10.08%
State Total	$753.6	$11.2	1.49%

California
Full Income	$463.3	$14.5	3.13%
Alt A < 70% LTV	$137.7	$9.4	6.83%
Alt A 70%-80% LTV	$120.9	$11.1	9.18%
State Total	$721.9	$35.0	4.85%

Virginia
Full Income	$491.8	$5.9	1.20%
Alt A < 70% LTV	$65.1	$0.7	1.08%
Alt A 70%-80% LTV	$80.0	$5.8	7.25%
State Total	$636.9	$12.4	1.95%

Maryland
Full Income	$483.6	$18.3	3.78%
Alt A < 70% LTV	$66.0	$6.5	9.85%
Alt A 70%-80% LTV	$72.6	$15.1	20.80%
State Total	$622.2	$39.9	6.41%

Washington
Full Income	$304.0	$2.3	0.76%
Alt A < 70% LTV	$3.4	$0.0	0.00%
Alt A 70%-80% LTV	$1.7	$0.4	23.53%
State Total	$309.1	$2.7	0.87%

Texas
Full Income	$246.3	$0.0	0.00%
Alt A < 70% LTV	$0.1	$0.0	0.00%
Alt A 70%-80% LTV	$0.0	$0.0	0.00%
State Total	$246.4	$0.0	0.00%

Other States*
Full Income	$1,015.3	$24.6	2.42%
Alt A < 70% LTV	$103.8	$10.2	9.83%
Alt A 70%-80% LTV	$67.9	$10.1	14.87%
Other States Total	$1,187.0	$44.9	3.78%

Total all states
Full Income	$8,962.6	$150.8	1.68%
Alt A < 70% LTV	$941.9	$76.1	8.08%
Alt A 70%-80% LTV	$657.9	$98.0	14.90%
Grand total	$10,562.4	$324.9	3.08%

* Includes Florida with $203.3 million total loans, of which $23.2 million are non-performing loans.
Note: LTVs are based on current principal balances and original appraised values

CONTACT: Peter J. Cunningham, First Vice President, Investor Relations, +1-516-327-7877, ir@astoriafederal.com